OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

OYO GEOSPACE REPORTS FISCAL YEAR 2008 SECOND QUARTER RESULTS

Houston, Texas - May 9, 2008 - OYO Geospace (NASDAQ: OYOG) today announced net income of $3.2 million, or $0.53 per diluted share, on revenues of $36.4 million for its quarter ended March 31, 2008. This compares with a net income of $3.1 million, or $0.52 per diluted share, on revenues of $32.1 million in the comparable quarter last year.

For the six months ended March 31, 2008, OYO Geospace recorded sales of $68.4 million and net income of $6.5 million, or $1.06 per diluted share. For the comparable period last year the company recorded sales of $76.8 million and net income of $11.0 million, or $1.82 per diluted share. The company noted that the results for the six months ended March 31, 2007 benefited from the recognition of the sale of a $16.2 million seabed reservoir monitoring system to BP for installation in the Caspian Sea.

"Our seismic exploration business continued its strong performance in the second quarter. The immediate visibility of this market remains very healthy and backlog for our traditional seismic exploration products remains strong. As mentioned in our last press release, the company booked its first order for its new GSR wireless data acquisition system. Our customer, Houston Geophysical Services, is expected to field this 1,000 channel system later this month. We are currently in active discussions with a number of parties with respect to possible sales of our GSR wireless system and we are encouraged by customer interest in this product," said Gary D. Owens, OYO Geospace's Chairman, President & CEO.

"During the quarter ended March 31, 2008, the company added two new customers for its borehole seismic system product line. Apex HiPoint, a company specializing in borehole seismic data acquisition and processing services, fielded its first borehole seismic acquisition service crew for the growing North American market. In addition, Mitcham Industries, a leading supplier of rental seismic equipment purchased its first borehole system to serve its global seismic customer base. We are pleased that both companies selected our borehole seismic technology for their respective services. Sales of borehole seismic products to these two new customers combined with sales to our installed base resulted in $4.0 million of seismic reservoir product revenue for the quarter," continued Owens.

"Our thermal solutions business experienced a record quarter for operating profits. Revenues were $4.2 million and operating profits were $0.9 million. In addition, this business segment sold its first direct-to-screen imager. We are excited to see this turnaround and the positive momentum in this business," continued Owens.

"During the quarter, the company suffered two very large and expensive failures during the final stages of cable production. We lost both cables forcing us to manufacture each cable again; however, we were successful in the re-manufacturing effort and eventually delivered both cables. In each case, we learned new processes that will help us manufacture these cables more efficiently in the future; nevertheless, the learning experience was expensive. These unexpected losses lowered our overall gross profit by approximately $1.2 million," Owens said.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
Sales	$ 36,399	$ 32,062	$ 68,721	$ 76,815
Cost of sales	25,991	21,420	46,899	47,534
Gross profit	10,408	10,642	21,522	29,281
Operating expenses:
Selling, general and administrative	4,260	4,267	8,722	8,806
Research and development	2,038	1,538	4,230	3,993
Total operating expenses	6,298	5,805	12,952	12,739
Gain on sale of assets	362	--	716	--
Income from operations	4,472	4,837	9,286	16,542
Other income (expense):
Interest expense	(250)	(106)	(435)	(217)
Interest income	453	121	725	247
Foreign exchange losses	(11)	(10)	(16)	(28)
Other, net	2	(22)	(10)	(9)
Total other income (expense), net	194	(17)	264	(7)
Income before income taxes	4,666	4,820	9,550	16,535
Income tax expense	1,459	1,673	3,032	5,539
Net income	$ 3,207	$ 3,147	$ 6,518	$ 10,996
Basic earnings per share	$ 0.54	$ 0.54	$ 1.10	$ 1.91
Diluted earnings per share	$ 0.53	$ 0.52	$ 1.06	$ 1.82
Weighted average shares outstanding - Basic	5,905,946	5,776,350	5,899,351	5,760,725
Weighted average shares outstanding - Diluted	6,096,332	6,075,200	6,141,637	6,042,478